Lehman SASCO 2005-NC1 4/30/2005
Client Name: Lehman
Security: SASCO 2005-NC1
Date of Report: 4/30/2005
Hightlight Summary
Delinquencies: We are reporting 54 loans as delinquent.
Of the 54 delinquent loans, there are 0 loans delinquent for greater than 120 days.
There are 0 delinquent loans with a negative BPO variance greater than -40%. (Please refer to the focus report).
Foreclosures
There are 0 loans reported in foreclosure.
There are 0 Loans in Foreclosure >= 60 Days beyond the state average. (please refer to the Red Flag Dashboard for details).
There are 0 loans in foreclosure with a negative BPO variance greater than -40%.
There are 0 loans reported in foreclosure for which the latest BPO is 180+ days old. (Please refer to the FC's with BPO's 180+
Days Old report).
Bankruptcies
Of the 10 loans reported in bankruptcy, 0 appear to have stopped performing under their plan. (Please refer to Non-Performing
Bankruptcy Report).
Additionally, there are 0 loans with BK dismissal dates still being reported as BK. (please refer to the Bankruptcy with
End/Dismissal Dates Report).
There are 0 loans in bankruptcy with a negative BPO variance greater than -40%.
Forbearances
Of the 0 loans reported under forbearance agreements, 0 appear to have defaulted by at least one payment. (Please refer to the
Non-Performing Forbearance Report for details)
There are 0 loans under forbearance agreements which have a negative BPO variance greater than -40%.

REOs
There are 0 REOs reported.
There are 0 loans which there was a delay in the listing process (please refer to the REO's Listing Exceptions Report). REO's delayed due to redemption periods or evictions have been factored out of this report.
0 loans are in inventory for greater than 200 days (please refer to the REO's in Inventory >= 200 Days Report for details). This report factors out delays due to redemption periods.
0 loans have experienced a delay in the initiation of the eviction process (please refer to the REO Eviction Initiation Report). This report factors out loans which are delayed due to redemption periods.
Paid Off Loans
There were 69 loans that paid off during the month of April. (please refer to the Loan Prepayment Summary Report for details)
Mortage Insurance: Insurance Claims Pending
There are 0 claims reported as pending.
Other: Forecasted Loss Report
There are 0 loans appearing on this report with a total estimated loss of amounting to $0.00 (please refer to the Forecasted
Losses Report for details).
Watchlist Report
This report contains 0 loans that are reported as delinquent and are either, delinquent for greater than 120 days, or have an LTV greater than 84%, or both. (Please refer to the Watchlist Report for details)
Additional Information

Please note that approximately 600 loans were missing the Last Paid Dates from the servicers file. We have sent an email to the servicer requesting this information and will update the reports when we receive their reply.
CPR -TBD
MDR -TBD
CDR -TBD
SDA -TBD
Recommendations
RMG has developed several exception reports which flag those loans which fall outside the following FNMA or industry guidelines. As we receive responses from the servicer concerning these exceptions we will summarize the results below and include any recommendations on a loan level here as well.
FC should be initiated for loans delinquent 90 days or more
FC should be completed within state average guidelines
BPOs should be ordered every 180 days for loans in FC
FB agreements for loans who have defaulted under their agreement for 45 days or more should be cancelled and FC either started or re-initiated
BKs who have defaulted under their BK plan for 60 days or more should have MFRs filed
BKs with End/Dismissal dates should have their status changed
REOs should be listed within 60 days of being transferred into inventory (excluding eviction and redemption times)
Eviction should be initiated within 7 days of an REO being transferred into inventory
REOs should be sold within 200 days from the date they were transferred into inventory
BPOs with a negative variance greater than 40% should be reviewed for potential fraud or insurance claim
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